As filed with the Securities and Exchange Commission on September 25, 2000

                                            Registration Statement No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                                -----------------

                               SonicSave.com Corp.

        (Exact name of Small Business Issuer as specified in its charter)

          Delaware                        7375                  04-351-6390
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
     of incorporation or       Classification Code Number)   Identification No.)
        organization)

       1330 Beacon Street, Suite 268, Brookline, MA 02446; (617) 734-7771

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Andre Danesh, President
                          1330 Beacon Street, Suite 268
                               Brookline, MA 02446
                                 (617) 734-7771

    (Name, address, including zip code, and telephone, including area code, of agent for service)

                                 with copies to:

                              Brian Brodrick, Esq.
                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                          New York, New York 10103-0084
                                 (212) 841-0700

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                                              Proposed
                                                               Proposed       Maximum
                                               Amount           Maximum      Aggregate      Amount of
Title of Each Class of Securities              to be        Offering Price    Offering    Registration
       To be Registered                     Registered        Per Unit(1)     Price(1)         Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value, per share    15,000,000          $5.00       $75,000,000     $19,800
---------------------------------------------------------------------------------------------------------

(1)      Estimated solely for the purpose of computing the registration fee.

-----------------

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED ______________, 2000

                        15,000,000 shares of common stock

                               SonicSave.com Corp.

      We are offering up to a total of 10,000,000 shares of our common stock on a self-underwritten basis, at an assumed initial public offering price of $5.00 per share. There is no minimum number of shares which we must sell to complete this offering. We will commence the offering on the effective date of this prospectus and continue for a period of 120 days, unless we extend the offering for an additional 90 days, or until we complete the offering, whichever occurs sooner.

      This prospectus also relates to an additional 5,000,000 shares of common stock that we plan to distribute from time to time following the date of this prospectus, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. We will not receive any proceeds from our offering of these promotional shares.

      The purchase of shares in this offering is highly risky and you should very carefully and thoroughly read the "Risk Factors" section of this prospectus, beginning on page 6. Our common stock is not listed on any national securities exchange or the Nasdaq Stock Market, and no public market currently exists for it.

                                                            Per Share       Total
                                                            ---------       -----
      Public offering price ...........................     $   5.00     $50,000,000
      Underwriting discounts and commissions(1)(2) ....     $     --     $        --
      Proceeds, before expenses, to SonicSave.com(1)(2)     $   5.00     $50,000,000

---------------
      (1) Our officers and directors will act as our sales agents in this offering, but they will not receive commissions for any shares they sell. They also will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

      (2) We may also offer all or a portion of the 10,000,000 shares through brokers and dealers who are members of the National Association of Securities Dealers, Inc., as sales agents, at commissions of up to 8% of the price at which shares are sold to the public. We will also pay brokers and dealers due diligence fees and non-accountable expense allowances aggregating up to 1% of the price at which shares are sold to the public. See "Plan of Distribution." Assuming that the maximum commission and nondeductible expense allowance is paid on all 10,000,000 shares of common stock, but before deducting all other expenses, the per share and total underwriting discounts and commissions would be $0.45 and $4,500,000, respectively.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus dated __________________, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY ......................................................      1

RISK FACTORS ............................................................      6

FORWARD-LOOKING STATEMENTS ..............................................     15

USE OF PROCEEDS .........................................................     16

DIVIDEND POLICY .........................................................     16

DILUTION ................................................................     18

CAPITALIZATION ..........................................................     19

SELECTED FINANCIAL DATA .................................................     20

MANAGEMENT'S PLAN OF OPERATION ..........................................     21

BUSINESS ................................................................     26

MANAGEMENT ..............................................................     37

EXECUTIVE COMPENSATION ..................................................     38

PRINCIPAL STOCKHOLDERS ..................................................     42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................     43

DESCRIPTION OF SECURITIES ...............................................     43

PLAN OF DISTRIBUTION ....................................................     45

SHARES AVAILABLE FOR FUTURE SALE ........................................     48

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ..........     48

EXPERTS .................................................................     49

LEGAL MATTERS ...........................................................     49

HOW TO GET MORE INFORMATION .............................................     49

INDEX TO FINANCIAL STATEMENTS ...........................................     51

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY OUR COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

      You should carefully read the entire prospectus, including the "Risk Factors" section, and the financial statements and the related notes. Throughout this prospectus, we refer to ourselves as, SonicSave.com Corp. as "we," "us" or "SonicSave.com." The term "common stock" means SonicSave.com Corp.'s common stock, par value $.0001 per share.

                               SonicSave.com Corp.

      SonicSave.com is a unique, business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the Internet a simplified yet sophisticated business strategy which incorporates a combination of on-line, database and transaction management technologies. Our proprietary purchasing model (patent pending), will permit participating merchants to offer discounted products and services directly to a targeted market consisting of our retail consumer members as well as corporate account members. We believe our system will create a "win-win" situation for all who participate, enabling our participating merchants to considerably expand their market exposure while providing our members continuous savings on quality goods and services. Based upon publicly available industry statistics, we believe that the potential membership base for our buyers' club is in excess of 10 million persons, however, we cannot guarantee that we can achieve this target.

      We have established a one-stop Internet shopping location that we believe will function in an efficient, secure and user-friendly fashion by eliminating many of the intermediary middlemen normally involved in the chain of distribution of consumer goods and services. As a result we can offer a wide range of discounted goods and services to our members while creating a dynamic, business-to-business networking center for our participating merchants. We believe our program will also increase our participating merchants' sales potential via access to our on-line, tech-savvy, audience of consumers.

      We intend to differentiate ourselves from other Internet shopping sites in order to create membership loyalty, brand name recognition and repeat purchasing behavior in several ways, including by:

      o providing a centralized multi-industry Website location offering quality discounted goods and services that will eliminate tiresome search efforts for our members;

      o using weekly e-mail updates to identify and highlight a cross-selection of industry-wide best deals;

      o providing supportive customer service, and easy Website functionality;

      o arranging with certain of our participating merchants to extend discounted savings to our members in connection with their offline purchases from these merchants;

      o providing members with the opportunity to receive shares of our common stock, at no cost, by participating in a series of promotional give-away contests; and

      o offering our members a preferential opportunity to purchase shares of our common stock in our self-underwritten offering.

      To our knowledge, this innovative business approach to on-line selling is unique to the Internet environment.

      We will offer two forms of membership:

      o Free membership under the name "SonicSave.com" that will provide the basic level of service available to all members, including unlimited access to "members-only" promotions and discounted product and service offerings from major, brand-name manufacturers and providers of goods and services in the fields of travel, automotive, insurance and retail. With some of our participating merchants, members will also be encouraged to browse on-line but buy at a "brick and mortar" location; and

      o Paid membership under the name SonicVIP.com that will provide a premium level of service, including access to discounts on luxury/elite services and high-end product lines such as first class airfare and lodging at four star hotel chains. The annual fee for this service will initially be $25.

      In order to attract participating merchants, we are offering reduced rate and, in some cases, short term free trial participation periods on the Website. We are also encouraging merchants to utilize our Website on a test case basis. Also, we are offering corporate membership discounts for our premium service option to the employees of participating merchants.

      To date, we have developed our business model, established a Website and are in the process of identifying and negotiating agreements with participating merchants and preparing a sales and marketing plan to create brand name recognition and attract members to our Website. We have had no revenues from operations and as of June 30, 2000 had an accumulated deficit of approximately $41,877. We expect to have losses for at least the remainder of the year and the foreseeable future.

      Our principal executive offices are located at 1330 Beacon Street, Suite 268, Brookline, MA 02446. We can be reached by phone at (617) 734-7771, by fax at (617) 734-7779 or via our Website at www.SonicSave.com. The information contained on our Website is not a part of this prospectus.

      SonicSave.com & SonicVIP.com are trademarks of SonicSave.com Corp. for which we have filed federal trademark applications.

      SonicSave.com Corp. was incorporated on May 1, 2000 under the name "eCheapCard.com Corp." and changed its name to its present name on August 17, 2000.

      This is neither a solicitation to buy nor an offer to sell to persons in
the following jurisdictions: [        ], and no purchase of these securities by
persons in these jurisdictions is authorized.

                                  The Offerings

Self-underwritten common stock offering ........     Up to 10,000,000 shares of
                                                     common stock.

Assumed initial offering price .................     $5.00 per share.

Promotional common stock offering ..............     up to 5,000,000 shares. We
                                                     plan to distribute the
                                                     shares from time to time
                                                     following the date of this
                                                     prospectus, at no cost, to
                                                     the winners of a series of
                                                     promotional give-away
                                                     contests that we intend to
                                                     sponsor on our Website.

Common stock outstanding before offerings ......     31,000,000 shares

Common stock outstanding after offerings .......     46,000,000 shares

Use of proceeds ................................     To fund anticipated losses,
                                                     including sales and
                                                     marketing expenses and for
                                                     Website development costs,
                                                     repayment of debt to the
                                                     founding stockholder and
                                                     general working capital
                                                     purposes. See "Use of
                                                     Proceeds".

Risk factors ...................................     Investment in our common
                                                     stock involves significant
                                                     risk and you could lose
                                                     your entire investment.

      Except as otherwise specified, all information in this prospectus is based on the number of shares outstanding as of June 30, 2000, and does not include 10,000,000 shares of common stock available for future grant or issuance under our stock option plan as of the date of this prospectus.

                             Summary Financial Data

      You should read the following summary financial data with "Management's Plan of Operation" and financial statements and notes thereto included elsewhere in this prospectus.

                                                FOR THE PERIOD FROM
                                                MAY 1, 2000 (DATE OF
                                                INCEPTION) THROUGH
                                                   June 30, 2000
                                                --------------------
Statement Of Operations Data:
Net Sales ...............................        $        --
Gross profit ............................        $
Loss from operations ....................        $   (41,877)
Net loss ................................        $   (41,877)
Basic and diluted loss per share ........        $     (0.00)

Weighted average number of common
shares outstanding ......................         31,000,000

                                                        AS OF JUNE 30, 2000
                                                        -------------------
Balance Sheet Data:
                                                    Actual        As Adjusted(1)
                                                    ------        --------------
Cash ....................................        $     1,355       $49,756,355
Working capital .........................            (13,230)       49,741,770
Total assets ............................             14,445        49,769,445
Due to stockholder ......................        $    10,000                 0
Stockholder's equity (deficit) ..........            (10,140)       49,754,860

------------------------------

(1)   As adjusted to give effect to:

      o the issuance by SonicSave.com of the 5,000,000 promotional give-away shares; and

      o the sale by SonicSave.com of the 10,000,000 self-underwritten shares at an assumed initial offering price of $5.00 and the application of the net proceeds of the sale, assuming all of the shares are sold, and assuming that we will not pay any commissions and nondeductible expenses to any brokers and dealers on account of these sales, which we cannot guarantee.

                                  RISK FACTORS

      An investment in the common stock involves certain risks. Before investing in the shares of our common stock, you should carefully consider the risks and uncertainties described below and the other information included in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair as business operations and your investment. If any of the following risks actually occur, our business, financial condition or operating results could be harmed and we could possibly cease operations. In such case, the trading price of our common stock would decline and you may lose part or all of your investment.

Because We Have No Operating History, We May Not Be Able To Successfully Manage Our Business Or Achieve Profitability.

      We were formed in May, 2000, and we have not yet generated any revenue. We have devoted all of our efforts to organizing activities, developing our proprietary business model, negotiating agreements with merchants, raising capital and initial planning and development of our Website and operations. Accordingly, we have no operating history on which you can evaluate us and our prospects. We may not be able to successfully implement our business model, manage our business to achieve or maintain profitability, and our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online services. If we do not successfully manage these risks, our business will suffer. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

We Do Not Have An Underwriter for Our Offering, Which May Make It More Difficult to Successfully Complete This Offering

      We are offering 10,000,000 shares of common stock on a "self-underwritten" basis made under the provisions of Rule 3a4-1 of the Exchange Act. We have never engaged in the public sale of our securities, and have no experience in the underwriting of any public securities offerings. Accordingly, there is no prior experience from which investors may judge our ability to consummate this offering. There can be no assurance that we will be successful in selling the shares of common stock offered hereby. See "Plan of Distribution."

We Anticipate That We May Need To Raise Additional Capital And The Terms Of Any Additional Financing May Dilute The Value, Rights, Preferences Or Privileges Of Your Common Stock

      We currently have no revenue and do not expect to have any revenue until our Web based discount buying club is in operation. If we are unable to sell all of the 10,000,000 shares of common stock that we are offering, we may need to raise additional funds through a private or public offering of our securities to fully implement our marketing plans for our Website and to hire additional personnel. We cannot be certain that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on favorable terms, our ability to fully implement our marketing plans, hire a sufficient number of personnel, develop our brand, take advantage of unanticipated opportunities, and otherwise respond to competitive pressures will be significantly limited.

      If we raise additional funds through the issuance of equity, equity-related or debt securities, any or all of these securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all.

We Anticipate Significant Losses And Negative Cashflow For The Foreseeable Future So That Your Investment May Not Be Valued Based On Our Earnings

      Since inception, we have been operating at a loss. We expect operating losses and negative cash flow will continue for the foreseeable future. We anticipate losses because we expect to incur costs and expenses related to:

      o the development of our Website, database systems and SonicSave.com infrastructure;

      o     brand development, marketing and other promotional activities;

      o ongoing Website development and the development and expansion of our Website content;

      o     membership base development;

      o     strategic relationship development; and

      o general and administrative expenses, including anticipated increases in officers' compensation.

      Our profitability depends on our ability to generate and sustain revenue from participating merchants, advertisers, sponsors, membership fees, and other sources while maintaining reasonable expense levels. At this time, we are focused on development matters, including identifying and negotiating participation agreements with products and services merchants and advertisers. Revenue from these sources is difficult to forecast because they will generally depend on the volume and duration of visits to our Website. Also, we are currently offering merchants reduced rate and, in some cases, short-term free trial participation arrangements in order to induce them to use our Website. We do not anticipate that initial revenue from these sources will offset our initial costs and expenses. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future.

      Our success depends upon effective planning and growth management. We intend to continue to increase the scope of our operations and the number of our employees. We also face challenges associated with upgrading and maintaining our information systems and internal controls. If we do not successfully implement and integrate these new systems or fail to scale these systems with our growth, we may not have adequate, accurate and timely forecasting and financial information.

      As of June 30, 2000, we had a deficit accumulated during the development stage of $41,877 and we anticipate that we will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on our ability to attract and sustain a membership base. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

We May Not Be Able To Continue As A Going Concern Because We Have Suffered Losses From Operations

      We may be unable to operate as a going concern. Our independent accountants have included an explanatory paragraph in their report on our financial statements stating that our financial statements have been prepared assuming that we will continue as a going concern. We have suffered losses from operations since our inception, which cause substantial doubt as to our ability to continue as a going concern.

If We Do Not Attract Enough Members, We May Not Be Able To Attract Participating Merchants And Not Be Able To Commence Operation Of Our Program

      We expect our ability to attract a membership base and our ability to attract participating merchants to be mutually dependent. If we cannot attract a large member base, we will not be able to attract participating merchants. In addition, because the on-line retailing market is new and rapidly evolving, we cannot predict its effectiveness as compared to traditional methods of retailing. As a result, demand and market acceptance for Internet retailing is uncertain. We cannot guarantee that the market for on-line retailing will continue to grow and develop or become sustainable. We currently expect that a membership base of at least 1,000,000 will be needed to enable us to attract suitable participating merchants. We also cannot guarantee that Merchants will accept our services as a replacement for traditional distribution channels. We hope to attract a target membership base in excess of 10,000,000, however, we cannot guarantee that we can achieve this target. If the market for on-line retailing fails to develop or develops more slowly that we expect, then our ability to attract a sufficient number of members and participating merchants may be materially adversely affected and we may have to cease operations.

Our Success Depends On Retaining The Services Of Dr. Andre Danesh And On Attracting and Retaining Other Qualified Personnel.

      Dr. Andre Danesh, the President and founding stockholder of our company, originated the plan for SonicSave.com, and we continue to be dependent on his efforts to complete the development of the Website and to find members and merchants and strategic partners. Thus, the loss of the services of Dr. Danesh would delay the establishment of our business and could cause it to cease operations. We do not have key man life insurance covering the life of Dr. Danesh.

      Our success also depends on our ability to continue to attract, retain and motivate skilled employees who can effectively manage an online Website discount buyers' club business. Competition for qualified e-commerce employees is intense. We may be unable to retain our present key employees or attract, assimilate or retain other qualified employees in the future. We may experience difficulty in hiring and retaining skilled employees with appropriate qualifications. Our business will be harmed if we fail to attract and retain key employees.

If We Do Not Successfully Compete For Internet Users Traffic On Our Website Will Be Less Than We Expect And The Value of SonicSave.com May Be Reduced

      The market for Internet products, services and advertising is new, rapidly evolving and intensely competitive. We will compete for consumer attention and advertising expenditures with both traditional distribution channels and online merchants and buying services. We expect competition to further intensify in the future. Barriers to entry by potential competitors are low. We believe that the principal competitive factors for Websites like ours include:

            o     quality and quantity of content;

            o     brand recognition; and

            o the number of users, the duration and frequency of user visits and user demographics.

      Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have.

Our Business Depends On Third Parties, Including Merchants, Providers Of Technology And Features And Systems Developers

      The success of our business will depend on our establishing and maintaining agreements with merchants who are willing to participate in the SonicSave.com system to distribute their goods and services and grant attractive discounts and incentives to SonicSave.com members. We are currently in the process of negotiating agreements with the first group of merchants, but we cannot assure you as to if or when such agreements will be finalized or whether or not we will be able to enter into additional agreements.

      We rely on certain third-party computer systems and third-party service providers to operate our Website. Any interruption in these third-party services, or a deterioration in their performance, could be disruptive to our business. Our agreements with third-party service providers are terminable upon short notice. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms.

Our Success Is Dependent On Our Ability To Develop, Maintain And Rapidly Scale Our Website, Network Infrastructure And Systems Without Any Interruption In Features And Services

      We seek to generate a high volume of traffic on our Website. Accordingly, the satisfactory performance, reliability and availability of our Website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users who make our Website their Internet home.

      A key element of our strategy is to generate a high volume of traffic on our Website. However, growth in the number of users of our Website may strain or exceed the capacity of our computer systems, lead to declines in performance or systems and could lead to declines in system performance.

      We believe that our present systems will not be adequate to accommodate rapid growth in user demand. We believe that we will therefor need to add additional hardware and software and to continually improve and enhance the functionality and performance of our e-commerce, customer tracking and other technical systems. We intend to upgrade our existing systems and implement new systems as we anticipate new demand. Failure to implement these systems effectively or within a reasonable period of time would cause decreased levels of customer service and satisfaction.

      We must also introduce additional or enhanced features and services to retain current users and attract new users to our Website. If a new service is not favorably received, our current customers may visit our Website less frequently. These new services or features may not function well and we may need to significantly modify the design of these services to correct errors. If users encounter difficulty with or do not accept our services or features, our business would be damaged.

      Our revenues will depend on the number and duration of visits to our Website. Any system interruptions that result in the unavailability of our site will diminish the attractiveness of our services. We believe it is reasonable to expect periodic system interruptions. Any substantial increase in the volume of traffic on our Website beyond what we have projected will require us to expand and upgrade its technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our Website or expand and upgrade its systems and infrastructure to accommodate these increases in a timely manner.

Although We Intend To Expend Substantial Resources To Establish Our Brand, We May Fail To Establish A Brand Identity

      We believe that establishing and maintaining our SonicSave.com brand will be critical to attracting and expanding our user base and Web traffic as well as our commercial relationships. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the extremely low barriers to entry. If our users do not perceive our services to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received by our users, the value of our brand could be diluted and the attractiveness of our Website to our users could be decreased.

We Are Subject To Risks Associated With Our Dependence On The Internet And Internet Infrastructure Development And E-Commerce

      Our customer base consists exclusively of Internet users so the successful growth of our business depends on the growth in use of the Internet and growth in online purchases. If Internet use declines or remains constant, we may be unable to achieve the revenue that our business needs to survive. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. We cannot assure you that a large base of consumers will adopt and continue to use the Internet for retail or wholesale commerce. Demand for recently introduced services and products over the Internet and online services is subject to a high level of uncertainty. The successful development of the Internet and online services is subject to a number of factors, including:

            o     continued growth in the number of users of such services;

            o     concerns about transaction security;

            o continued development of the necessary technological infrastructure; and

            o     the development of complementary services and products.

The following factors may inhibit growth in Internet usage:

            o     inadequate Internet infrastructure;

            o     security and privacy concerns;

            o     inconsistent quality of service; and

            o     unavailability of cost-effective and high-speed service.

      If the Internet develops more slowly than we expect, it will adversely affect our business. In addition, companies that control access to the Internet through network access or Web browsers could promote our competitors or cause substantial roadblocks to our entrance and growth within the Internet market. Either of these developments could adversely affect our business.

      We Depend On The Storage Of Personal Information About Our Users.

      Websites typically place identifying data, or cookies, on a user's hard drive without the user's knowledge or consent. These cookies are used for a variety of reasons, including the collection of data derived from users' Internet activity. Our ability to use this technology is important as we need personal information about our customers to implement our direct and personalized marketing strategy. Any reduction or limitation in the use of cookies could prevent cookies from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Currently pending before Congress is a bill entitled the "Internet Growth and Development Act of 1999" which proposes to restrict development of electronic mail advertisements and authorizes the Federal Trade Commission to prescribe rules to protect users of commercial Internet Websites. Presently, the Federal Trade Commission recommends self regulation as the preferred approach to regulation of privacy concerns. The European Union adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in European countries.

      Our Business Will Suffer If We Experience Breaches Of Online Security.

      Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. We intend to rely on encryption and authentication technology licensed from third parties to securely transmit confidential information, such as customer orders, customer credit card numbers and other demographic information about our customers. A compromise or breach of our technology used to protect customer transaction data may occur. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Our business and your investment may be harmed if security measures do not prevent security breaches.

Our Steps To Protect Our Patents, Trademarks, Proprietary Rights And Domain Names May Be Inadequate

      We regard our current and future patents, copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We intend to rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, users, partners and others to protect our proprietary rights. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we may expand to provide services online. Therefore, the steps we take to protect our proprietary rights may be inadequate.

      We currently hold rights to various Web domain names relating to our brand, including the "SonicSave.com" and "SonicVIP.com" domain names. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees and this regulation is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business.

The Adoption Or Modification Of Laws Or Regulations Relating To The Internet And To Our Distribution Of Equity Over The Internet Could Adversely Affect Our Business

      We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations. Laws or regulations may be adopted with respect to the Internet including user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any laws or regulations of this type may decrease the growth in the use of the Internet, which could in turn decrease the demand for our online services, increase our cost of doing business, or otherwise negatively affect our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing.

      Any new legislation or regulation, or application or interpretation of existing laws could hamper the growth of the Internet and decrease its acceptance as a communications and commercial medium. In addition, a number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet and some states have taken measures to tax Internet-related activities.

Our Board Of Directors May Issue Preferred Stock With Rights Superior To Those Of Our Common Stock Without The Consent Of Our Common Stockholders

      Our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by common stockholders. Our board may also determine the price, rights, preferences and privileges of preferred stock. The rights of our common stockholders would be subject to, and may be adversely affected by, the rights of any preferred stockholders. The issuance of preferred stock with special voting or other rights could negatively impact the market value of our common stock.

Our Management Will Continue To Own A Controlling Interest In SonicSave.Com Following The Completion Of This Offering

      If we distribute all of the shares of common stock being offered in this offering, and in our promotional stock giveaway contests, our current executive officers and directors will beneficially own or have voting control over approximately 67.39% of the outstanding common stock. Accordingly, these individuals will have voting control over all matters requiring stockholder approval, including the election of our directors. Also, this concentration of ownership would have the effect of preventing a change in control of SonicSave.com.

Our Management Team Has Limited Experience In Running A Public Company

      Our Management team has had limited significant experience in a leadership role in a public company. We cannot assure you that the management team as currently configured will be able to continue to successfully lead a public company. The failure of the management team to continue adequately handle this challenge could have a material adverse effect on our business.

Purchases of Common Stock Will Incur Immediate and Substantial Dilution

      Our existing stockholders acquired their shares of common stock at an average cost substantially below the assumed initial public offering price set forth on the cover page of this prospectus. In addition, we plan to distribute up to five million shares of common stock, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. Therefore, purchasers of common stock in the offering will experience immediate and substantial dilution. To the extent that we grant options to purchase common stock in the future that are there may be further dilution. See "Dilution."

We Will Be Subject To The Penny Stock Rules Which May Adversely Affect Trading In Our Stock And There Can Be No Assurance That A Public Trading Market Will Develop For Our Stock

      Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and may not have a trading price of at least $5 per share, our common stock is subject to federal penny stock regulations. As a result, the market liquidity for the shares being offered in this offering could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser's written consent to the transaction prior to sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell the shares purchased in this offering.

      Also, no public trading market in the common stock currently exists, and SonicSave.com cannot be certain that one will develop. If an active trading market for the common stock does not develop, a purchaser of shares in this offering may not be able to sell those shares at or above the initial public offering price and an increase in the value of the shares is less likely.

      Our Stock Price Could Be Extremely Volatile, As Is Typical Of Internet-Related. Companies.

      You may not be able to resell your shares of common stock at or above the initial public offering price due to the possible volatility of our common stock after this offering. The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile.

      The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to the following factors:

            o actual or anticipated variations in our quarterly operating results;

            o announcements of technological innovations or new products or services by us or our competitors;

            o     changes in financial estimates by securities analysts;

            o     conditions or trends in e-commerce;

            o changes in the economic performance or market valuations of other Internet, e-commerce or retail companies;

            o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

            o     additions or departures of key personnel;

            o release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

            o     potential litigation.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention resources.

      You Are Unlikely To Receive Dividends For The Foreseeable Future.

      We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

      We May Not Receive Favorable Tax Treatment For Common Stock Awarded To Our Members Through Our Give Away Contests.

      Common stock awarded through our promotional give away contests will result in taxable income to members based on the fair value of stock received. The tax treatment for SonicSave.com is not certain and may be subject to challenge by the IRS. The question of corporate tax deductibility, equal to the amount of ordinary income reported by the customer, is a controversial issue and may not qualify as a tax deduction under IRC Section 162. Alternative methods of accounting for the tax consequences of this event are to treat the value of stock awarded through give away contests as currently deductible, an asset to be amortized as a start up cost, or never deductible.

      Determination Of Offering Price

      The price of the 10,000,000 shares we are offering for sale under this prospectus was arbitrarily determined in order for us to raise up to a total of $50,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were our limited operating history, the proceeds to be raised by the offering, the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our relative cash requirements. The initial public offering price may not be indicative of the market price for the common stock after the offering, which price may decline below the initial public offering price.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on our current expectations about our company and our industry. The terms "believe", "intend", "plan", "may", "will", "expect", "should", "could", "estimate", "anticipate", "possible", and similar terms identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of, among others, the factors described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

      We have estimated the net proceeds from our self-underwritten offering of 10,000,000 shares at an assumed initial public offering price of $5.00 to be approximately $49,765,000 assuming all shares are sold and assuming that we will not pay any commissions and nondeductible expenses to any brokers and dealers on account of these sales, which we cannot guarantee, after deducting $235,000, for estimated offering expenses, including legal and accounting fees. We expect to disburse the proceeds from the self-underwritten offering in the priority set forth below:

            Sales and Marketing Expenses .................       75%

            Working Capital and general corporate purposes       25%
                                                                ---

            TOTAL ........................................      100%
                                                                ===

      We will use a portion of the net proceeds allocated to working capital to repay loans from our founding stockholder, Andre Danesh, which aggregated $130,000 as of September 22, 2000.

      We may also use a portion of the net proceeds allocated to general corporate purposes to make possible acquisition of or investments in businesses and technologies that are complimentary to our business. However, we do not have any agreements or understandings about any potential acquisitions or investments at this time.

      While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our Board of Directors, such changes are necessary or advisable. At present, no material changes are contemplated.

      Until used, we intend to invest the net proceeds in short-term certificates of deposit or U.S. Treasury Notes.

      We will not receive any proceeds from the promotional offering of 5,000,000 shares. We plan to distribute the shares from time to time following the date of this prospectus, at no cost, to the winners of a series of promotional give-away contests that we intend to sponsor on our Website. Each person who registers to become a SonicSave.com member will automatically qualify to participate in the contest with no purchase or membership fee required to participate. See "Plan of Distribution."

                                 DIVIDEND POLICY

      We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development or expansion of our business. Our board of directors will determine, in its sole discretion, whether to declare any dividends on our common stock in the future after taking into account various factors, including SonicSave.com's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                    DILUTION

      Dilution represents the difference between the offering price and the net tangible book value per share of common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets, divided by the number of shares of common stock outstanding. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

      As of June 30, 2000, the net tangible book value of our shares was $(10,140), or less than $.01 per share, based upon 31,000,000 shares outstanding.

      The following table illustrates the per share dilution to new investors, assuming we sell all of the 10,000,000 shares offered in our self-underwritten offering and distribute all of the 5,000,000 shares offered in our promotional stock give-away program, and does not give any effect to the results of any operations subsequent to June 30, 2000:

Assumed Initial Public Offering Price per Share ....................   $   5.00

Net Tangible Book Value per Share at June 30, 2000 .................   $  (0.00)

Increase in Net Tangible Book Value per Share Attributable to new
Investors ..........................................................   $   1.08

Net Tangible Book Value per Share After Offering ...................   $   1.08
                                                                       --------

Immediate Dilution per Share to New Investors ......................   $   3.92
                                                                       ========

The following table summarizes the number and percentage of shares purchased and distributed, the amount and percentage of consideration paid and the average price per share of our common stock paid by our existing stockholders and by new investors in the offerings:

                               Shares Purchased         Total Cash Consideration
                               ----------------         ------------------------       Price
                             Number         Percent       Amount         Percent     Per Share
                             ------         -------       ------         -------     ---------
Existing Stockholders      31,000,000        67.39%    $     3,100         0.01%        $(B)
New Investors              10,000,000        21.74%     50,000,000        99.99%     $  5.00
Promotional stock
Give-away(A)                5,000,000        10.87%             --         0.00%     $    --
                           ----------       ------     -----------       ------      -------
                           46,000,000       100.00%    $50,003,100       100.00%     $  5.00
                           ==========       ======     ===========       ======      =======

----------

(A) The recipients of the 5,000,000 shares in our promotional stock give-away contests will not pay any consideration for these shares.

(B)   Less than $.01 per share.

                                 CAPITALIZATION

      The following table sets forth, at June 30, 2000:

            o     the actual capitalization of SonicSave.com; and

            o SonicSave.com's capitalization as adjusted to give effect to the issuance by SonicSave.com of the 5,000,000 promotional give-away shares; and

            o the sale by SonicSave.com of the 10,000,000 shares at an assumed initial offering price of $5.00 and the application of the net proceeds of the sale, assuming all of the shares are sold and assuming that we will not pay any commissions and nondeductible expense to any brokers and dealers on account of these sales, which we cannot guarantee.

      This table should be read in conjunction with the financial statements of SonicSave.com and related notes included elsewhere in this prospectus.

                                                             June 30, 2000
                                                             -------------
                                                        Actual          As Adjusted
                                                        ------          -----------
Due to stockholder .............................     $     10,000      $         --
                                                     ------------      ------------
Stockholders' equity
Common stock, $ 0.0001 par value, 150,000,000
shares authorized; 31,000,000 shares issued and
outstanding actual; 46,000,000 shares issued and
outstanding as adjusted ........................            3,100             4,600

Additional paid in capital .....................           28,637        74,792,137

Deficit accumulated during development stage ...          (41,877)      (25,041,877)

Total stockholders' equity (deficit) ...........          (10,140)       49,754,860
                                                     ------------      ------------

Total capitalization ...........................     $       (140)     $ 49,754,860
                                                     ============      ============

      For the purpose of the Capitalization Table and elsewhere in this prospectus SonicSave.com has estimated the fair market value of the shares of common stock offered in the promotional give-away contests to be $5.00 per share. The As Adjusted column shows the effect of the promotional stock give-away assuming an estimated fair market value of $5 per share. The shares issued in these contests will be charged to operations as a promotion cost at their then fair market value at the time of their issuance, which may be more or less than $5.00 per share.

      At September 22, 2000, the amount due to stockholder was $130,000.

                             SELECTED FINANCIAL DATA

      The selected financial data set forth below should be read in conjunction with "Management's Plan of Operation" and the financial statements and notes thereto appearing elsewhere in this prospectus. The selected statement of operations data for the period from May 1, 2000 (date of inception) through June 30, 2000, and balance sheet data as of June 30, 2000, have been derived from our financial statements, which have been audited by Grant Thornton LLP, independent certified public accountants, and are included elsewhere in this prospectus.

                                                            FOR THE PERIOD FROM
                                                            MAY 1, 2000 (DATE OF
                                                             INCEPTION) THROUGH
                                                               June 30, 2000
                                                            --------------------
Statement Of Operations Data:
Net Sales .............................................        $         --
Gross profit ..........................................        $
Loss from operations ..................................        $    (41,877)
Net loss ..............................................        $    (41,877)
Basic and diluted loss per share ......................        $      (0.00)

Weighted average number of common
shares outstanding ....................................          31,000,000

                                                             AS OF JUNE 30, 2000
                                                             -------------------
Balance Sheet Data:
                                                                  Actual
                                                                  ------
Cash ....................................................       $  1,355
Working capital .........................................        (13,230)
Total assets ............................................         14,445
Due to stockholder ......................................       $ 10,000
Stockholder's equity (deficit) ..........................        (10,140)

                         MANAGEMENT'S PLAN OF OPERATION

Overview

      SonicSave.com Corp is a recently formed business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the web a simplified yet sophisticated business strategy, which incorporates a combination of on-line, database and transaction management technologies.

      Since our inception, we have been engaged in primarily completing the design phase of our business model, launching our Website on the Internet, identifying and negotiating agreements with prospective participating merchants, raising capital and enhancing our Website design and its functional operations. Accordingly to date we have not yet realized any revenues from operations.

      For the next twelve months, we plan to complete the initial development phase of our business by entering into agreements with an initial group of participating merchants and signing up a minimum of one million members.

      In order to achieve this goal, we anticipate spending approximately $360,000 on sales and marketing expenses to attract members and merchants; $38,000 to expand our software and hardware infrastructure to accommodate the growth in members, $235,000 on the expenses of this offering; and $367,000 on general and administrative expenses.

      We intend to provide funds for such expenditures by drawing upon a $1 million credit line from our founding stockholders and through initial revenues from our operations. To the extent that we receive net proceeds from our self underwritten offering of shares of common stock, such funds shall be used to accelerate the development of our business plan.

      We currently plan to generate revenues primarily from the following sources:

            o Advertising revenues from businesses that are interested in using our Website to advertise their services and products;

            o Fees and commissions paid to us by participating merchants in connection with sales made to our consumer and corporate members;

            o Fees paid by our consumer members for premium services such as the SonicVIP.com paid membership; and

            o Revenue streams from advertisers generated from weekly, automated e-mail delivered to existing and prospective members.

Strategy

      Our strategy is to develop an Internet-based discount buyers' club destination site that will permit consumers to have access to discounted goods and services from multiple merchants on a regular basis. The following are key elements of our strategy:

            o Create and implement a state-of-the-art Website through our contract with DLF Webgroup and through development and use of our proprietary technology;

            o Create brand name recognition and sign up a large membership base on our Website, through targeted direct marketing and Web-based advertising efforts and through a series of promotional give-away contests for shares of our common stock;

            o Differentiate ourselves from other Internet-based buying services by providing both on-line and on-site purchasing options;

            o Enter into agreements with a large number of participating merchants in a broad range of product and service categories;

            o Enter into advertising arrangements with other businesses and companies that are interested in advertising on our website, based on the number of members and merchants;

            o Continually upgrade our Website to add merchants and services to visitors and members; and

            o     Introduce premium services such as SonicVIP.com

      To our knowledge, our business model establishes a discount Internet buyer's club that has no duplicate. However, in the future, modifications to our business model may be required . A possibility also exists that a market for our services will never develop. If a market fails to develop or develops more slowly than expected, we might incur more losses than expected and we might not become profitable.

Merchant Agreements

      To date, we have identified potential merchants by researching publicly-available industry data in the following industries: travel, retail, automotive and insurance. Our selection strategy targets those companies having significant market share and brand name recognition in their industries, as well as financial stability and an internet-oriented advertising strategy. To date, we have contacted approximately 40 potential candidates regarding participation in our program and submitted formal proposals to 13 of them. As an inducement to try our new service, we are currently offering prospective merchants reduced rate and, in some cases, short term free trial participation arrangements on our Website.

      Each participating merchant will be furnished with one full page of secure ad space on our Website. The merchant will be responsible for designing and maintaining the contents of its ad page at its own cost.

      Each merchant that participates in SonicSave.com and SonicVIP.com will be asked to offer our members discounts and other special promotions on its goods and services and to honor such offers through Web-based purchases and/or at its stores.

      Prior to the expiration of the free or reduced rate trial participation periods, we plan to negotiate fee arrangements with our participating merchants. Fees will be based either on a `commission-per-sale' model, in which we will receive a fee for sales made to our members, or on a `click-through' model, in which we will receive a fee whenever a member clicks on a participating merchant's advertising page or website -- whether or not they make a purchase. In either case, we will recognize only the commissions or click-through fees, and not the gross sales prices charged to our members, as revenues.

Advertising Revenue

      Revenue from advertising on the internet is driven by the size and quality of a Website's audience. We believe that our target audience -- bargain-conscious consumers -- will give us the ability to structure attractive arrangements with advertisers. Advertising revenues if any, will be earned from:

            o     The sale of advertising banners;

            o     The placement of pop-up windows; and

            o     The sale of advertising in our weekly electronic newsletter.

Costs and Expenses

      SonicSave.com Corp. has and will continue to enter into technology-related consulting agreements with industry representatives who possess expertise in web design, travel industry marketing and advertising, automotive sales and rentals and sales of retail consumer products.

      SonicSave.com's ongoing costs and expenses include the monthly fee charged to host and update our Website and salaries to our employees. Future costs and expenses will include sales and marketing expenses incurred to acquire new members and operating costs to maintain our Website. We anticipate that marketing costs will account for approximately 60 to 85% of total operating expenses in our first three years of operations. We anticipate that advertising and strategic alliances will account for a portion of these costs.

Results of Operations

      To date, our business has been in the early stages of development and has not commenced operations. Accordingly, we have had no revenues for the period May 1, 2000 (inception) through June 30, 2000. We incurred expenses of $41,877 during this period, consisting of employee compensation expenses, system development costs and other general administrative costs. As of June 30, 2000, we had an accumulated deficit of $41,877.

Liquidity and Capital Resources

      To date, SonicSave.com's working capital requirements have been satisfied through capital contributions and loans from its founding stockholder, Mr. Andre Danesh. Mr. Danesh has agreed to provide our company with a $1 million line of credit, of which $130,000 had been advanced through September 22, 2000. The line of credit bears interest at the rate of 9% per annum and matures on May 4, 2002.

      We believe that we have sufficient capital to complete the creation of our Website and fund operations for at least the next twelve months. We do not believe, however, that we will have sufficient capital to fully develop and implement our marketing plan for our Website. As a result, we believe that without the additional funds it would take a longer period of time to establish an awareness of our brand name and attract a large membership base. Therefore, we anticipate needing to raise substantial additional funds, which we propose to do through the sale of up to 10,000,000 shares of common stock in this self-underwritten public offering. There can be no assurance that we will be able to raise funds in sufficient amounts or on terms acceptable to us, if at all.

      If we raise additional funds by issuing equity securities or debt securities that are convertible into equity securities, the percentage ownership of our shareholders will be reduced and those securities may have rights and privileges that are senior to our common stock.

      We will not receive any proceeds from the issuance of the 5,000,000 shares of 'give-away' common stock to be distributed in our promotional offering.

      Our independent certified public accountants report for the period from our inception on May 1, 2000 through June 30, 2000 states that we are in the development stage, have had no revenues from operations, will require substantial additional funds for development and marketing, and that these matters raise substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. We anticipate that due to our limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on our financial position or result of operations.

      In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. We do not expect the application of this bulletin to have a material impact on our financial position or results of operation.

                                    BUSINESS

General

      SonicSave.com, is a unique, business-to-consumer and business-to-business, Internet discount buyers' club. We are currently in the formative stages of introducing to the web a simplified yet sophisticated business strategy which incorporates a combination of on-line, database and transaction management technologies. Our proprietary purchasing model (patent pending), will permit participating merchants to offer discounted products and services directly to a targeted market consisting of our retail consumer members as well as corporate account members. We believe our system will create a "win-win" situation for all who participate, enabling our participating merchants to considerably expand their market exposure while providing our members continuous savings on quality goods and services. Based upon publicly available industry statistics, we believe that the potential membership base for our buyers' club is in excess of 10 million persons, however, we cannot guarantee that we can achieve this target.

      We have established a one-stop Internet shopping location that we believe will function in an efficient, secure and user-friendly fashion by eliminating many of the intermediary middlemen normally involved in the chain of distribution of consumer goods and services. As a result we can offer a wide range of discounted goods and services to our members while creating a dynamic, business-to-business networking center for our participating merchants. We believe our program will also increase our participating merchants' sales potential via access to our on-line, tech-savvy, audience of consumers.

      We intend to differentiate ourselves from other Internet shopping sites in order to create membership loyalty, brand name recognition and repeat purchasing behavior in several ways, including by:

      o providing a centralized, multi-industry Website location offering quality discounted goods and services that will eliminate tiresome search efforts for our members;

      o using weekly e-mail updates to identify and highlight a cross-selection of industry-wide "best deals";

      o providing supportive customer service and easy Website functionality;

      o arranging with certain of our participating merchants to extend discounted savings to our members in connection with their offline purchases at their stores;

      o providing members with the opportunity to receive shares of our common stock at no cost by participating in a series of promotional give-away contests; and

      o offering our members a preferential opportunity to purchase shares of our common stock in our self-underwritten offering.

      To our knowledge, this innovative business approach to on-line selling is unique to the Internet environment.

Industry Background

      Growth of the Internet. The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation ("IDC") estimated that the number of Web users would grow from approximately 150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003.

      The growing adoption of the Web represents an enormous opportunity for businesses to conduct commerce over the Internet. IDC estimated that commerce over the Internet would increase from approximately $40 billion worldwide in 1998 to approximately $900 billion worldwide in 2003.

      The Direct Marketing Opportunity of the Internet. The same advantages that facilitate the growth of electronic commerce make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach potential buyers, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers and to use this information to tailor new messages quickly.

      The Frugal Shopper Opportunity. SonicSave.com's business model focuses on the Internet population referred to as "Bargainers" in the recent (April 2000) Media Metrix/McKinsey survey titled: All Visitors Are Not Created Equal." This survey of 50,000 Internet users pegs 8% of the on-line population as belonging to this segment. These individuals identify with being "frugal" and generally spend less time on-line. Those who fall within the "frugal" category will be the primary target of a controlled launch for SonicSave.com's Internet discount buying club.

      SonicSave.com will seek to extend the capabilities of "bricks and mortar" and on-line merchants in promoting purchase behavior over the Internet. In a recent survey conducted by Bain & Company for Mainspring Communications, researchers concluded: "on-line merchants must strive to gain customer loyalty if they are to become profitable." In a survey by Infoquest, it was found that of those shopping on the Web, "only 25% actually purchase products or services." Current shopping behaviors indicate that the loyalty is very much a function of trust -- that the price is right, that the transaction is secure, the merchant will stand behind the product and the customer has the opportunity to inspect the merchandise.

      SonicSave.com will seek to create an e-commerce environment that blends the benefits of on-line shopping with the confidence that comes from purchasing at the store while enjoying the benefits of a buyers' club discount. SonicSave.com will offer shoppers much of what is missing from the on-line purchase experience -- the satisfaction of bringing the bargain home, with the potential of customer loyalty.

      The statistical data concerning the Internet is taken or derived from information published by the sources listed above. Although we believe that the data that is included in the Industry Background section of this prospectus is generally representative of the matters reflected therein, the data may be imprecise and investors are cautioned not to place undue reliance on it.

Strategy

      Our strategy is to develop an Internet-based discount buyers' club destination site that will permit consumers to have access to discounted goods and services from multiple merchants on a regular basis. The following are key elements of our strategy:

            o Create and implement a state-of-the-art Website through our contract with DLF Webgroup and through use of our proprietary technology;

            o Create brand name recognition and sign up a large membership base on the Website, through our targeted direct marketing and Web advertising efforts and through a series of promotional give-away contests for our shares of common stock;

            o Differentiate ourselves from other Internet based buying services by providing on-line and on-site purchase options through the use of smart-card technology;

            o Enter into agreements with a large number of participating merchants in a broad range of product and service categories;

            o Enter into advertising arrangements with different businesses and companies that are interested in advertising on our Website, based on the number of members and merchants;

            o Continually upgrade our Website to add vendors and services to visitors and members; and

            o     Introduce premium services such as SonicVIP.com

      To our knowledge, our business model establishes a discount Internet buyer's club that has no duplicate. However, in the future, modifications to our business model may be required . A possibility also exists that a market for our services will never develop. If a market fails to develop or develops more slowly than expected, we might incur more losses than expected and we might not become profitable.

      To be successful, we must:

            o     Attract a large membership base of loyal consumers;

            o     Develop and increase awareness of our brands;

            o Attract a large number of participating merchants in a broad range of product and service categories who are willing to provide attractive discounts and incentives to our members;

            o     Continue to develop and upgrade our technology;

            o Establish strategic relationships with Web traffic and other customer referral sources;

            o     Build an operations structure to support our business; and

            o     Attract and retain qualified personnel.

      We cannot guarantee that we will achieve these goals. We also cannot guarantee that merchants will accept our services as a replacement for traditional distribution channels. Market acceptance of our services will depend on the continued growth in the use of the Internet in general and as a source of discount shopping in particular. The failure of our services to achieve market acceptance would prevent us from attracting a large member base and would adversely affect our revenues.

The SonicSave.com Business Solution

      Our patent pending business method involves Web architecture enabling SonicSave.com to perform a series of transactional steps from initiating consumer interest through purchase. SonicSave.com operates a central Website capable of communicating with club members and participating merchants' Websites. We intend to bring the market, consisting of travel, automotive, insurance and retail product and service providers, directly to the consumer.

      We will enroll new members either by an electronic enrollment form appearing on our Website or by means of a hardcopy enrollment form. Either method will include an agreement containing conditions of membership.

      We will offer two forms of membership:

            o free membership under the name "SonicSave.com", which will provide the basic level of service available to all members; and

            o paid membership under the name "SonicVIP.com," which will provide a premium level of service, including additional benefits with higher cost savings.

      Upon completion of enrollment, SonicSave.com will forward to new members formal membership confirmation along with a directory of products, services, participating merchants and available incentives.

      In time, strategic planning initiatives for off-line shopping enhancements will enable each member to receive a unique, coded, Internet identification card. The code on the member's card is machine-readable for transmission over a merchant's communications network. This will identify SonicSave.com members to affiliated merchants when they are shopping off-line at "brick and mortar" locations. Printed discount coupons are also being considered.

      Each member will also receive a unique, Internet identification code (ID), and may receive a membership card displaying the member's ID or a printed discount coupon. If the member chooses, the code is machine readable and capable of transmission over a communications network to the SonicSave.com Website.

      Our business plan also contemplates seeking strategic partners with whom we can jointly offer membership cards with bank or financial institution credit and debit card capability.

      Our Website will be divided into a number of areas, including a catalog of participating merchants and a section that highlights particular specials and incentives that are being offered by the merchants. We will provide each participating merchant with one full page of secure ad space on our Website. The merchant will be responsible for designing and maintaining the contents of its ad space at its own cost. In addition, we will send out periodic e-mails to our members that highlight particular merchants and their offerings. These e-mail notifications will be targeted to the members' preferences.

      Our Website will offer members alternative buying options. One option will permit the member to purchase merchandise directly from a participating merchant's page on our Website. In this instance, SonicSave.com electronically forwards the purchase order to the merchant for fulfillment; all of which is executed through our website portal.

      Members will also have the ability to purchase merchandise directly from the merchant using SonicSave.com's Website hyperlink to the merchant's Website. Again, fulfillment would be by the merchant.

      In the future, in some instances, members will also be able to use their SonicSave.com membership cards to receive discounts when they make purchases at the stores of participating merchants.

Premium Services

      We intend to offer a premium level of service known as "SonicVIP.com" at a cost of $25.00 per year. The Sonic VIP member will receive all of the benefits of being a member of SonicSave.com, plus special offers on high end products and services for consumers and business customers.

      MediaMatrix best defines the customer segment for this product as the "simplifiers" -- those in search of access to deals, but who "find no thrill in the hunt." As a group this user-class represents a base of 48 million people.

      SonicVip.com will offer members discounts on a wide range of high value products including:

            o     Health care insurance;

            o     First class travel;

            o     Luxury hotel packages;

            o On-line "discount events" offered by high end merchants and service providers.

Recruitment Strategy for Members

      In order to attract new members to our Website, we intend to use the following strategy:

            o We will recruit members using highly targeted direct marketing and Web advertising vehicles focused on attracting bargain conscious shoppers such as college students and young adults, and retired persons. Our promotions will carry an "It's OK to be frugal" message;

            o SonicSave.com members will be offered the opportunity to acquire shares of our common stock by participating in a series of promotional give-away contests for up to 5,000,000 shares of our common stock starting with the effective date of this prospectus (see "Plan of Distribution - Promotional Stock Give-Away Contests");

            o We will seek and reward referrals among our registered membership base using a viral marketing technique; and

            o SonicSave.com will employ a business account strategy as relationships with business service providers are developed. This approach provides our merchants with an opportunity to fashion their advertising and revenue models more closely to their market and within their budget constraints.

      SonicSave.com's goal is to create a critical mass of users who take pride in their ability to save money. The anonymous nature of the Internet allows those who identify with being excessively frugal a portal into the world of Web discounts with little or no transparency. This community of SonicSave.com members will carry their membership with them through check out. We can also support special on-site offers through this technology.

      We will market ourselves to the universe of on-line discount shoppers as the "place for people who worry about spending too much." SonicSave.com will employ a targeted campaign to position itself as the Web's only site designed for the customer segment identified as "Bargainers."

      Specific tactics will include:

            o     Market research to test the positioning for SonicSave.com;

            o Launch activities in major markets directed at the consumer audience, including mailings, events and tele-center activity;

            o A referral campaign will be launched, on-site, as membership reaches critical mass;

            o A public relations campaign directed at newspaper and magazine consumer reporters announcing the SonicSave.com site;

            o Cooperative advertising with participating merchants and best-in-class consumer Websites; and

            o Marketing activities will include sponsorships of events aligned with the demographic profile of potential members in major markets.

      SonicSave.com expects marketing costs to account for 60% to 85% of operational expenses in the first three years of corporate operations. We anticipate that co-operative advertising and strategic alliances will offset a portion of these costs.

Participating Merchants

      We have identified potential merchants by researching publicly available industry data in the following industries: travel, retail, automotive and insurance. Our selection criteria, targets industry leaders, with significant market share and brand name recognition, financial stability and an Internet-oriented advertising strategy. To date, we have contacted approximately 40 potential merchants and have submitted formal proposals to 13 of those merchants. In order to induce merchants to try our new service, we are currently offering them six months' reduced rate or, in some cases, short term free trial participation in our Website.

      Each participating merchant will be furnished with one full page of secure ad space on our Website. The merchant will be responsible for designing and maintaining the contents of its ad page at its own cost.

      Each merchant that participates in SonicSave.com will be required to provide SonicSave.com holders with discounts and other special promotions on its goods and services and to honor such offers either through Web-based purchases or at its stores.

      Prior to the expiration of the optional, free or reduced rate periods, we plan to negotiate fee arrangements with the participating merchants. Fees will be based either on a `commission-per-sale' model, in which we will receive a fee for sales made to our members, or on a `click-through' model, in which we will receive a fee whenever a member clicks on a merchant's advertising page -- whether or not a purchase is made. In either case, we will recognize only the commissions or click-through fees, and not the gross sales price charge or to our members, as revenues.

      We propose to recruit participating merchants by offering the following benefits:

            o initial trial periods in which they may participate on our Website at reduced rates or, in some cases, without charge;

            o a captive audience of discount shoppers who can purchase using "clicks and mortar" and "bricks and mortar" transaction technologies;

            o added control over discount and other special promotional offers in the on-line environment, as SonicSave.com incorporates one of the retail industry's most successful innovations -- namely off-price retailing;

            o co-branding opportunities with participating merchants in other business classes for product and service packages; and

            o     the ability to create a loyal customer base.

Advertising Revenue

      Revenue from advertising on the internet is driven by the size and quality of a Website's audience. We believe that our target audience -- frugal consumers -- will give us the ability to structure attractive arrangements with advertisers. Advertising revenues, if any, will be earned from:

            o     monthly advertisement fees paid by merchants;

            o     the sale of advertising banners;

            o     the placement of pop-up windows;

            o     the sale of advertising in our weekly electronic newsletter;
                  and

            o revenue streams from advertisers generated from weekly, automated e-mail services

Operations and Technology

      SonicSave.com's business is supported by a state-of-the-art systems platform, which was designed with an emphasis on scalability, performance and reliability. The software platform that we use was designed to include open application protocol interfaces that can provide real-time connectivity to merchants in a range of industries. SonicSave.com's Internet servers utilize Verisign digital certificates to help it conduct secure communications and transactions.

      SonicSave.com will out-source most of its call center and customer service functions, and will use a real-time interactive voice response system with transfer capabilities to its call centers and customer service centers in Boston, MA.

      SonicSave.com's systems infrastructure, Web and database servers are hosted at Media3 Technologies, LLC in Pembroke, MA, which provides communication lines from multiple providers including UUNet and AT&T, as well as 24-hour monitoring and engineering support. Media3 Technologies, LLC also maintains an uninterruptible power supply system and generator and redundant servers at its Pembroke, MA site to provide service capability if the primary site fails.

Competition

      The market for electronic commerce direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers and visitors is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create electronic commerce networks on the Internet are critical mass, functionality, brand recognition, member loyalty, broad demographic focus and open access for visitors. Established companies, which are primarily focused on creating electronic commerce networks on the Internet, and with whom we will compete, include: Value America, Shopping.com, Buy.com, Priceline.com, Fashionmall.com, the NetMarket division of Cendent Corporation.

      Many of our existing and potential competitors have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, vendor affiliates, commerce companies and third-party content providers. There can also be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Governmental Regulation

      We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve.

      In addition, as our service is available over the Internet in multiple states and foreign countries, and as we propose to offer our services to numerous consumers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We are qualified to do business in only two states, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.

Intellectual Property and Proprietary Rights

      SonicSave.com currently has one pending United States patent application.

      While SonicSave.com believes that its pending patent application helps to protect its business, there can be no assurance that:

            o The pending patent application will result in the issuance of a patent;

            o Competitors or potential competitors of SonicSave.com's will not devise new methods of competing with us that are not covered by SonicSave.com's patent application; or

            o A third party will not have or obtain one or more patents that prevent SonicSave.com from practicing features of its business or will require SonicSave.com to pay for a license to use those features.

      There has been recent discussion in the press regarding the examination and issuance of so-called "business-method" patents. As a result, the United States Patent and Trademark Office has indicated that it intends to intensify the review process applicable to such patent applications. SonicSave.com cannot anticipate what affect, if any, the new process will have on our pending patent application.

      We regard our current and future copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We intend to rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, users, partners and others to protect our proprietary rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we may operate to provide services online. Therefore, the steps we take to protect our proprietary rights may be inadequate.

      We currently hold various Web domain names relating to our brand, including the "SonicSave.com" domain name in the United States. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names and this regulation is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business.

      The relationship between trademark and similar laws and domain name registration is evolving, including passage during 1999 of the Anti-Cyber Squatting Consumer Protection Act, which significantly enhances the ability to prevent incorporation by third parties of trademarks into domain names. SonicSave.com intends to actively pursue infringers who improperly incorporate its trademarks into domain names, as appropriate, to maintain and enhance the strength of its trademarks.

Employees

      As of August 1, 2000, we had 4 full-time employees and 8 consultants. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. From time to time, we also employ independent contractors. Our employees are not covered by any collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

      Our headquarters are currently located in a facility in Brookline, Massachusetts consisting of approximately 2,500 square feet of office space that is leased by an affiliate of ours pursuant to a lease expiring on June 1, 2004 and that we occupy on an at-will basis.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth information with respect to our directors and executive officers:

Name                        Age               Position
----                        ---               --------

Andre Danesh                66                President, Treasurer, Secretary
                                              and Chairman of the Board
William Connolly            50                Senior Vice President and Chief
                                              Financial Officer
Sean K. Wilder              26                Vice President, Business
                                              Development
David Reznikov              28                Vice President, Member Acquisition
Ira Cohen                   46                Director
Charles W. Smith            68                Director
John J. Perkins             69                Director

--------------

      Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

      Andre Danesh founded SonicSave.com and has served as its President and Chairman of the Board since May 2000. From 1967 to present, Mr. Danesh has founded and owned many companies including Massachusetts Research Laboratories, Chem Z Corporation, General Plastic & Chemical Corporation, Scichemco, Huber Associates, Executive Plaza Corporation, Allied Financial Corporation, Allied Investments, Allied Properties &Mortgages Inc., D.I. Investment Corp. and Allied Partners LLC. From 1984 to 1986, Mr. Danesh served as the chairman of the stockholder's committee of Charter Oil Company which became Spelling Entertainment and was acquired by Viacom in July of 1999. From 1989 to 1990 Mr. Danesh served as the member of the stockholder's committee of Southmark Co. He received his Bachelor of Science Degree and Masters Degree in chemistry and mathematics from Indiana State University, a Doctoral Degree from the University of Montpellier and a Post-Doctorate degree from the University of Colorado.

      William E. Connolly has served as Senior Vice President and Chief Financial Officer of SonicSave.com since May 2000. From July 1998 to May 2000 he served as an Asst. V.P., Branch Manager for Eastern Bank, Lynn, MA. From September 1995 to July 1998 Mr. Connolly served as an Asst. V.P., Regional Manager for Cambridgeport Bank, Cambridge, MA. He has also served as a branch sales manager for Cape Cod Bank and Trust Co, Hyannis, MA and as a Mortgage Sales Representative for Citizens Mortgage Corp., Providence, RI. From January 1986 to September 1993 Mr. Connolly was a Sales Manager at Government Systems Division, GTE Corp., Taunton, MA. He was commissioned and served as a Captain in the United States Air Force from 1979 to 1986. Mr. Connolly is a graduate of Boston College and holds a Bachelor of Science Degree in Marketing.

      Sean Wilder has served as Vice President of Business Development and Advertising Sales of SonicSave.com since May 2000. From November 1998 to May 2000 Mr. Wilder served as Account Executive for E! Entertainment Television Networks, Advertising Sales. From September 1997 to November 1998 Mr. Wilder served as a National Broadcast Negotiator at Initiative Media Worldwide. From August 1996 to 1997 Mr. Wilder served as a teleservices representative at Massachusetts Financial Services. Mr. Wilder graduated from Boston College and received his Bachelor of Arts Degree.

      David Reznikov has served as Vice President of Member Acquisition of SonicSave.com since February 2000. From March 1998 to October 1999 Mr. Reznikov served as Director of Marketing for Equinox Corporation. From April 1996 to April 1998 Mr. Reznikov worked as a paralegal for Peabody and Arnold LLP.. Mr. Reznikov graduated from Boston University and received his Bachelor of Arts degree.

      Ira Cohen has been a director of SonicSave.com since August 2000. Since March 1998, he has served as president and chief operating officer of Aztec Technology. From 1996 to March 1998 he served as an independent consultant. From 1979 to 1996 he served as executive vice president and co-founder of Copley Systems Inc. From 1976 to 1979 he served as economist at Arthur D. Little Co. Mr. Cohen received his Bachelor of Arts degree in Economics from Boston University.

      Charles W. Smith has been a director of SonicSave.com since August 2000. From 1972 to 1992, he served as VP and Senior VP of Finance and was also the Treasurer for Boston University. From 1965 to 1972, he had served as VP of Business Affairs of Haverford College. From 1964 to 1965, Mr. Smith served in accounting practices and was CFO at the University of Uganda. He is also a Fellow of the Institute of Chartered Accountants in England and Wales.

      John J. Perkins has been a director of SonicSave.com since September 2000. From March 1999 to present he has served as Senior Vice President of Acordia, Inc. From 1984 to 1999 he served as President, Chairman of International Insurance Group Ltd. From 1974 to 1984 he served as President of Corroon & Black of Massachusetts. From 1970 to 1974 he served as Vice President of Marsh & McLennan Inc. Mr. Perkins is a trustee of the City of Boston Retirement Fund and a director of Fitforall.com. Mr. Perkins received his Bachelor of Arts degree from Boston College.

                             EXECUTIVE COMPENSATION

Salary and Bonus; Employment Agreements

      No executive officer will be paid more than $100,000 in salary and bonus for services provided to the Company during the fiscal year ending December 31, 2000.

      SonicSave.com has entered into written employment agreements with all its executive officers. Each agreement being a one-year term that provides for payment of a base salary, which may be increased on or before the end of each year. As of the date of this prospectus, the annual salaries payable to the executive officers of SonicSave.com under these agreements or other arrangements are as follows:

          Name of Officer                      Annual Salary
          ---------------                      -------------

          Andre Danesh                         -0-

          William Connolly                     $48,000

          Sean K. Wilder                       $30,000

          David Reznikov                       $26,000

      SonicSave.com may terminate the employment agreements for cause, as defined in each agreement; however, in the event that SonicSave.com seeks to terminate an officer for breach of his employment agreement, it must first give the officer written notice of the breach and an opportunity to cure.

      SonicSave.com anticipates that Mr. Danesh will commence receiving a salary of $120,000 per annum following the receipt by us of net proceeds from our public offering or other financing of at least $1,000,000 and that the other officers will receive salary increases at such time in such amounts as shall be determined by the Board of Directors in their sole discretion.

Directors

      Compensation. Members of our Board of Directors do not currently receive any compensation for serving as such.

      Audit Committee. The Board of Directors has appointed an Audit Committee consisting of Messrs. Cohen and Perkins. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as SonicSave.com's independent auditors, (ii) consult with the persons so chosen to be the independent auditors with regard to the plan of audit, or proposed report of audit, and the accompanying management letter, if any, (iv) consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting and control procedures, (v) review SonicSave.com's financial condition and results of operations with management and the independent auditors and (vi) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence.

Stock Option Plan

      The Board of Directors adopted SonicSave.com's 2000 Stock Option and Restricted Stock Plan, which we sometimes refer to below as the "2000 Plan," to attract and retain qualified personnel. A total of 10,000,000 shares of SonicSave.com's common stock may be issued to grantees and recipients under the 2000 Plan. The 2000 Plan allows issuance of both qualified (or incentive) options and non-qualified options as well as shares of restricted stock (stock awards) and by its terms continue in effect for 10 years. Options and stock awards will be granted to employees, independent contractors, officers, directors and consultants at the discretion of the Board of Directors or committee administering the 2000 Plan.

      The Board of Directors and stockholders adopted the 2000 Plan in September, 2000. The 2000 Plan provides for appropriate adjustment in the number of shares subject to the 2000 Plan and to grants previously made if there is a stock split, stock dividend, reorganization or other similar change affecting SonicSave.com's corporate structure or its equity securities. If shares under a grant are not issued to the extent permitted before the expiration or forfeiture of the grant, those shares would again be available for future grants under the 2000 Plan. No grant may be made under the 2000 Plan after September, 2010, but options granted before or on that date may extend beyond it.

      The Board of Directors has delegated administration of the 2000 Plan to a committee of the Board consisting of two members of the Board. At such time as SonicSave.com has any class of equity security which is registered under Section 12 of the Exchange Act, the committee will consist of two or more non-employee directors, the members of which will meet the SEC definition of "disinterested directors" and the IRS definition of "outside directors." The option exercise price, exercise period, time of vesting, and other terms of an option, in addition to terms that are applicable to a stock award, will be determined by the committee.

      All employees, officers, directors, and consultants of SonicSave.com or a subsidiary of SonicSave.com are eligible for options and stock awards under the 2000 Plan. At this time, it is not possible to predict the number of employees who will be selected to receive options and/or stock awards under the 2000 Plan, and the number of grantees could vary from time to time.

      Unless otherwise fixed by the committee, the term of an option will be five years from the date of grant, but no option may have a term of more than ten years from the date of grant.

      Stock awards granted under the 2000 Plan may be subject to a restricted period or may be fully vested as of the date of issuance. The Board, in its sole discretion, at the time an award is made may prescribe other restrictions in addition to expiration of the restricted period, such as satisfaction of corporate or individual performance objectives.

      There are no federal income tax consequences to a participant or SonicSave.com upon the grant of a stock option granted under the 2000 Plan.

      All stock options, and stock awards for which restrictions prescribed by the Board have not been satisfied, are non-transferable, other than by will or by the laws of descent and distribution, and may be exercised during the grantee's lifetime only by the grantee.

      Unvested portions of stock options and stock awards immediately expire upon termination of employment for any reason other than death or disability, unless the Board, in its discretion, determines otherwise; vested options may be exercised for up to three months following the termination, unless termination is for cause. If SonicSave.com terminates employment for cause, all unexercised awards expire upon the termination.

      Shares of stock may not be issued or delivered upon exercise of a stock option or stock award until the optionee recipient pays the exercise price in full, or any payment required under a stock grant agreement, if any, and any required tax withholding and, if applicable, the completion of registration and listing of the shares or qualification as a private placement and the obtaining of any other required approvals.

      The Board of Directors may amend, alter or discontinue the 2000 Plan, provided that any such amendment, alteration or discontinuance does not impair the rights of any grantee, without his or her consent, under any stock option or stock award previously granted. The Board of Directors may not, without stockholder approval, (i) increase the total amount of stock which may be purchased or issued through options or awards granted under the 2000 Plan, or
(ii) change the class of employees or consultants eligible to participate in the 2000 Plan.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information as of September 15, 2000 with respect to each person who owned of record as of that date or is known to SonicSave.com to own beneficially more than 5% of the outstanding shares of common stock, each executive officer and director of SonicSave.com and the beneficial ownership of such securities by all executive officers and directors of SonicSave.com as a group:

                                                            Percentage of
                                                          Outstanding Shares
                                                     ---------------------------
                              Number of Shares         Before          After
     Name and Address        Beneficially Owned      Offerings      Offerings(1)
---------------------------  ------------------      ---------      ------------
Andre Danesh(2)(4)(4)......      5,000,000              16.13%        10.87%

Andre Danesh 1997 IRRV
Trust(2)(3) ...............     20,000,000              64.52%        43.48%

Allied Financial Voting
Trust(2)(4) ...............      5,000,000              16.13%        10.87

William Connolly(2) .......        300,000               1.0%           *

David Reznikov(2) .........        200,000                *             *

Sean K. Wilder(2) .........        300,000               1.0%           *

Ira Cohen..................         50,000                *             *

Charles W. Smith...........         50,000                *             *

John J. Perkins............        100,000                *             *

All executive officers and
directors of the Company
as a group (7
persons)(3)(4).............     31,000,000               100%         67.39

----------

*     Less than 1%

(1) Assumes that all 10,000,000 shares in our self underwritten public offering are sold and all 5,000,000 shares of our promotional stock are distributed.

(2)   Address c/o SonicSave.com, 1330 Beacon Street, Suite 268, Brookline, MA
      02446.

(3) Mr. Andre Danesh has voting power with respect to the shares held by The Andre Danesh 1997 IRRV Trust and may be deemed to share beneficial ownership of these shares.

(4) Mr. Andre Danesh is the Trustee of Allied Financial Voting Trust and may be deemed to have beneficial ownership of the shares of common stock of SonicSave.com owned by Allied Financial Voting Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From May through September 2000, SonicSave.com issued an aggregate of 31,000,000 shares of common stock to its current stockholders for nominal consideration.

      In September, 2000, Mr. Andre Danesh, our founding stockholder, assigned to us, as an additional capital contribution, the patent application that underlies our proprietary business model. As part of this assignment, we have agreed that if we cease to engage in an Internet-related business or if we become subject to a proceeding under the federal bankruptcy laws, ownership of the patent application (and, when issued, the patent) will revert to Mr. Danesh.

      Mr. Danesh has agreed to provide us with a $1 million line of credit, of which $130,000 has been advanced through September 22, 2000. All the outstanding indebtedness of the Company under the line of credit will be due and payable on May 4, 2002, together with interest, which accumulates at an annual rate of 9%.

                            DESCRIPTION OF SECURITIES

Description of Capital Stock

      Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. The following is a description of our capital stock.

Common Stock

      The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders and, except as provided by resolutions of our board of directors providing for the issuance of any class or series of preferred stock, the exclusive voting power for all purposes is vested in the holders of common stock.

      Subject to the preferential rights of holders of preferred stock as provided by resolutions of SonicSave.com's board of directors authorizing the issuance of any class of preferred stock, holders of common stock are entitled to receive their pro rata share, based upon the number of shares held by them, of any dividends or other distributions as may be declared by the board of directors. In the event of a liquidation, dissolution, or winding up of SonicSave.com, holders of common stock are entitled to share ratably in all assets remaining after the payment or provision of SonicSave.com's debts and other liabilities and the liquidation preference of any outstanding preferred stock.

      Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are, and the shares of common stock involved in this offering will be, when issued, validly issued, fully paid and nonassessable.

Preferred Stock

      SonicSave.com's certificate of incorporation authorizes the board of directors to provide by resolution for the issuance from time to time of up to an aggregate of 5,000,000 shares of preferred stock in one or more classes or series, with special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify.

      If SonicSave.com were to issue preferred stock, that class of stock would have the right to vote as a class on a merger or sale of assets of SonicSave.com. Accordingly, the issuance of preferred stock could have the effect of delaying or preventing a change in control of SonicSave.com, even if a change in control were in the best interests of the common stock holders.

      As of the date of this prospectus, the board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

Limitation of Liability of Directors and Officers and Indemnification.

      SonicSave.com's certificate of Incorporation eliminates, to the fullest extent now or hereafter permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such Director's fiduciary duty as a Director. The Delaware General Corporation Law presently permits such limitation of a Director's liability except where a Director (i) breaches his or her duty of loyalty to SonicSave.com or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock repurchase, or (iv) obtains an improper personal benefit.

      This provision is intended to afford Directors additional protection, and limit their potential liability, from suits alleging a breach of the duty of care by a Director. SonicSave.com believes this provision will assist it in maintaining and securing the services of Directors who are not employees of SonicSave.com. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against Directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct. SonicSave.com's Bylaws also provide that Directors and officers shall be indemnified against liabilities arising from their service as Directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to SonicSave.com's best interests.

Transfer Agent, Registrar and Warrant Agent

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Section 203 of the Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of SonicSave.com outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of SonicSave.com or by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of SonicSave.com not owned by the interested stockholder.

PLAN OF DISTRIBUTION

      Self-underwritten Offering. We are offering 10,000,000 shares of common stock on a self underwritten, "best efforts only" basis. We intend to sell the shares in this offering through our officers and directors, who will not receive commissions from the sale of any of such shares. They will not register as Broker-Dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

      1. None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and

      2. None of such persons is compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

      3. None of such persons is, at the time of his participation, an associated person of a broker-dealer; and

      4. All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) are not and have not been brokers, dealers, or associated persons of a broker or dealer, within the preceding twelve months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraph (a)(4)(i) or
(a)(4)(iii).

      Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to our friends and relatives who are interested in our company and a possible investment in the offering.

      We may also offer all or a portion of the 10,000,000 shares on a "best efforts" basis through participating dealers who are members of the National Association of Securities Dealers, Inc. In such event, we will agree to indemnify the participating dealers against certain liabilities, including liabilities under the Securities Act of 1933, and will pay the participating dealers selling commissions of up to 8% of the price at which the shares are sold to the public. In addition, we will reimburse participating dealers for due diligence expenses and provide a non-accountable expense allowance in the aggregate amount of up to 1% of the price at which the shares are sold to the public. We may also pay finders' fees in the aggregate amount of up to 1% of the price at which the shares are sold to the public. No participating dealers will be affiliates of ours.

      We intend to sell shares of common stock only in the states in which the self-underwritten offering is qualified, and purchases of shares may be made only in those states. Subscription agreements for the shares must be executed, and the shares must be delivered only in such states. Resale or transfer of the shares may be restricted under state law.

      The self-underwritten offering will commence on the date of this prospectus and continue for a period of 120 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

      If you decide to subscribe for any shares in the self-underwritten offering, you will be required to execute a subscription agreement and tender it, together with a check or certified funds, to us or to a participating dealer for acceptance or rejection by us.

      We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for shares will be accepted or rejected within 48 hours after we receive them.

      Promotional Stock Give-Away Contests. Our officers and employees will be responsible for distributing up to 5,000,000 shares of common stock through our Website, promotional give-away contests. The material steps that a potential investor must complete in order to qualify to receive our shares are as follows:

      A person who logs onto our Website will have the option of becoming a "member" by completing an online application that asks for personal information.

      The on-line application will also have a box that permits a person who is interested in the chance to receive free shares to click on that box for more information. The box will contain a statement that a registration statement has been filed with the SEC and offer a hyperlink to the final prospectus, which the person will be able to download if he or she wishes. SonicSave.com will also make available a paper copy of the final prospectus upon request by a contest participant. The person has the option of then confirming that he or she has received the prospectus and would like to participate in the promotional give-away contests for free shares by clicking on another box. The person must confirm that he or she has received the prospectus before qualifying to participate in the contests. The person must also confirm that he or she meets the other contest requirements such as being 18 years old or older.

      Once the person clicks on a box confirming that he or she has received the prospectus and indicated a preference on how he or she would like to receive the free shares (i.e., in paper or electronic form), we will verify the information on that person's on-line application and notify the person by e-mail within two business days whether his or her membership and contest applications have been accepted.

      Commencing _____________, 2000, each month for a period of 60 months we will select at random from among all SonicSave.com members and other eligible participants two first prize winners who will each receive 10,000 shares of common stock; two second prize winners who will each receive 5,000 shares of common stock and 200 runner-up winners who will each receive 100 shares of common stock. In addition, commencing January 1, 2001, each year for a period of five years, we will select at random from among all SonicSave.com members a grand prize winner who will receive 100,000 shares of common stock. We will also select a grand prize winner to receive 100,000 shares of common stock once SonicSave.com & SonicVIP.com exceeds 1,000,000 members.

      We may elect to suspend the contest at any time, which suspension shall be announced at the beginning of the month in which it is to be effective. We may also terminate the contest prior to the distribution of all of the shares.

      We may also change the terms of the contests or our Plan Distribution from time to time following the date of this prospectus, in which case we will prepare a supplement to this prospectus that describes such changes.

      We will issue the shares either through book entries by our stock transfer agent or by mailing stock certificates evidencing ownership of the shares to the winners through our stock transfer agent. Where uncertificated shares are issued, we will mail the recipient a written statement stating:

            o     the Company's name;

            o     that we are organized under the laws of Delaware;

            o     the name of the person to whom the shares are issued;

            o     the number and class of shares issued;

            o a description of the designations, relative rights, preferences and limitations applicable to each class of the Company's capital stock and each series of each class of stock;

            o the authority of our board of directors to determine variations for future series of classes of stock; and

            o     any restrictions on transfer of the shares issued.

      Our affiliates will not be eligible to participate in our stock contests. However, affiliate merchants and their employees are entitled to purchase stock during IPO and subsequent stock offerings. Additionally, we do not have any plans or arrangements with anyone regarding the development of a trading market for our common stock.

      This is neither a solicitation to buy nor an offer to sell our shares to persons in the following states: _________________________________. Persons in these jurisdictions are not authorized to purchase our shares pursuant to this prospectus.

                        SHARES AVAILABLE FOR FUTURE SALE

      Upon completion of this offering, SonicSave.com will have 46,000,000 shares of common stock outstanding, assuming all of the shares being offered are distributed. The 15,000,000 shares of common stock distributed in the offerings will be freely tradable without restriction or further registration under the Securities Act.

      The remaining approximately 31,000,000 shares of common stock will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available.

      One of those exemptions is provided by Rule 144. In general, Rule 144 allows a stockholder who has beneficially owned restricted securities for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of shares of the class of stock then outstanding or the average weekly trading volume in such stock during the four calendar weeks preceding the sale. Sales under Rule 144 also must be sold through brokers or "market makers" and current public information regarding SonicSave.com must be available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates of SonicSave.com become freely tradable without restriction. Rule 144 also permits sales by a person who has beneficially owned shares for at least two years and who is not an affiliate of SonicSave.com.

      SonicSave.com's affiliates are people that directly or indirectly control SonicSave.com, are controlled by SonicSave.com, or are under common control with SonicSave.com. For example, SonicSave.com's directors, executive officers, and significant shareholders may be deemed to be affiliates of SonicSave.com.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Certificate of Incorporation of SonicSave.com require it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of

SonicSave.com Corp. or not opposed to them. SonicSave.com Corp. is also required to indemnify a person who is or was a director, officer, employee or agent of SonicSave.com Corp. and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted directors, officers and controlling person's of SonicSave.com under the provisions discussed in the previous paragraph, or otherwise, SonicSave.com Corp. has been advised that, in the option of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                     EXPERTS

      The financial statements of SonicSave.com Corp., appearing in this prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the common stock offered in this offering will be passed upon by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and its accompanying exhibits and schedules. For further information with respect to SonicSave.com and the securities in this offering, reference is made to the registration statement, including its accompanying exhibits and schedules.

      Statements contained in this prospectus as to the contents of any agreement or any other document summarize only the material provisions of such document and are not necessarily complete, and in each instance, reference is made to the copy of the agreement or document filed as an exhibit to the registration statement, with each statement being qualified in all respects by their reference.

      The registration statement, including its accompanying exhibits and schedules, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of those materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

      Our registration statement can also be obtained electronically after we have filed electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system. The Commission maintains a World Wide Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      Prior to this offering, we have not been a reporting company under the Securities Exchange Act of 1934. After this offering, we intend to furnish to our shareholders annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may determine to provide or as may be required by law.

                          INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                   F-1

FINANCIAL STATEMENTS

      BALANCE SHEET AS OF JUNE 30, 2000                              F-2

      STATEMENT OF OPERATIONS FOR THE PERIOD
      FROM MAY 1, 2000 (INCEPTION) TO JUNE 30, 2000                  F-3

      STATEMENT OF CHANGES IN STOCKHOLDERS'
      EQUITY (DEFICIT) FOR THE PERIOD FROM MAY 1,
      2000 (INCEPTION) TO JUNE 30, 2000                              F-4

      STATEMENT OF CASH FLOWS FOR THE PERIOD
      FROM MAY 1, 2000 (INCEPTION) TO JUNE 30, 2000                  F-5

      NOTES TO FINANCIAL STATEMENTS                                  F-6

               Report of Independent Certified Public Accountants

The Stockholders
SonicSave.com Corp.

            We have audited the accompanying balance sheet of SonicSave.com Corp. (formerly eCheapcard.comCorp.), a company in the development stage, as of June 30, 2000, and the related statement of operations, changes in stockholders' deficit and cash flows for the period from May 1, 2000 (inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SonicSave.com Corp. at June 30, 2000, and the results of its operations and its cash flows for the period from May 1, 2000 (inception) to June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

            As discussed in Note 1, the accompanying financial statements have been prepared assuming SonicSave.com Corp. (the "Company") will continue as a going concern. The Company is in the development stage and has had no revenues from operations and will require substantial additional funds for development and marketing of its products. These matters raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material effect on the Company, including possibly requiring the Company to significantly curtail or cease operations.


                                                /s/   GRANT THORNTON LLP

Boston, Massachusetts
September 11, 2000

                               SonicSave.com Corp.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                  June 30, 2000

                                 ASSETS (note 1)

Current assets
  Cash                                                                 $  1,355
                                                                       --------
          Total current assets                                            1,355

  Property and equipment                                                 12,090
  Other assets                                                            1,000
                                                                       --------
                                                                         13,090
                                                                       --------

          Total                                                        $ 14,445
                                                                       ========

                       LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable                                                     $ 12,126
  Accrued expenses                                                          666
  Payroll taxes withheld                                                  1,793
                                                                       --------
          Total current liabilities                                      14,585

Long term liability-due to stockholder (note 3)                          10,000

Stockholders' deficit (notes 4 and 6)
  Preferred stock $0.0001 par value - shares authorized
    5,000,000; none issued
  Common stock $0.0001 par value-shares authorized
    150,000,000; issued and outstanding 31,000,000                        3,100
  Additional paid in capital                                             28,637
  Deficit accumulated during the development stage                      (41,877)
                                                                       --------
          Total stockholders' deficit                                   (10,140)
                                                                       --------

                                                                       $ 14,445
                                                                       ========

                               SonicSave.com Corp.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

              Period from May 1, 2000 (inception) to June 30, 2000

Revenue                                                            $         --

Operating expenses                                                       41,877

Loss from operations for the period and cumulative                 $    (41,877)
                                                                   ============

Loss per share (basic and diluted)                                 $         --

Weighted average common shares outstanding - basic and diluted       31,000,000
                                                                   ============

                               SonicSave.com Corp.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

              Period from May 1, 2000 (inception) to June 30, 2000

                                                                                     Deficit
                                          Common Stock                             Accumulated
                                    ------------------------        Additional      During the       Total
                                    Stockholders'                     Paid in      Development   Stockholders
Deficit                                Shares        Amount           Capital         Stage         Deficit
-------                             -------------    ------         ----------     -----------   ------------
Issuance of common
stock to founding and
other stockholders for
cash (at less than $.01
per share) and
allocated costs
(note 2):
    May 2, 2000                       30,000,000      $3,000          $28,637                      $ 31,637

Issuance of common stock to
directors and employees for
cash (at less than $.01
per share):
    May 2, 2000                        1,000,000         100                                            100

Net loss for the period
from May 1, 2000 (inception)
to June 30, 2000                                                                      $(41,877)     (41,877)
                                      ----------      ------          -------         --------     --------

Balance - June 30, 2000               31,000,000      $3,100          $28,637         $(41,877)    $(10,140)
                                      ==========      ======          =======         ========     ========

                               SonicSave.com Corp.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

              Period from May 1, 2000 (inception) to June 30, 2000

Cash flow from operating activities
  Net loss                                                             $(41,877)
  Change in assets and liabilities:
    Expenses paid by principal stockholder                                7,637
    Contributed services by principal stockholder                        20,000
    Accounts payable                                                     12,126
    Accrued expenses                                                        666
    Payroll taxes withheld                                                1,793
                                                                       --------
          Total adjustments

          Net cash from operating activities                                345

Cash flow used in investing activities:
  Acquisitions of property and equipment                                (12,090)

Cash flow from financing activities:
  Proceeds from issuance of capital stock                                 3,100
  Loan from principal stockholder                                        10,000
                                                                       --------
          Net cash provided from financing activities                    13,100

Net increase in cash                                                      1,355

Cash - beginning of period                                                   --
                                                                       --------

Cash - end of period                                                   $  1,355
                                                                       ========

                               SonicSave.com Corp.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  June 30, 2000

NOTE 1 - THE COMPANY

Organization and Nature of Business

SonicSave.com Corp. (the "Company") is a development stage company that was incorporated on May 1, 2000 under the laws of the State of Delaware. The Company's fiscal year ends on December 31 of each year. The Company plans to launch a Web-based buying club for participating members that will permit discount shopping for various services and products via the internet or at participating merchant stores.

The Company will initially operate in one segment and is subject to the risks and uncertainties common to growing companies, including obtaining and maintaining vendors and advertisers, obtaining and maintaining a sufficient level of membership, growth and commercial acceptance of the Internet, dependence on principal products and services and third-party technology, activities of competitors, dependence on key personnel such as Andre Danesh, SonicSave.com's Chief Executive Officer, and limited operating history. For the foreseeable future, the Company expects to continue to experience growth in its operating expenses in order to execute its current business strategy and plan. In order to fund operations to date, the Company has relied on funding under a line of credit extended by the Company's principal stockholder (Note 3).

Name Change

On August 17, 2000, the Company's stockholders agreed to change the Company's name to SonicSave.com Corp. from eCheapcard.com Corp.

Basis of Presentation and Management's Plan

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the developing stage and has had no revenues from operations since inception. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing (see Note 6iii) and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Development Stage Enterprise

The financial statements have been prepared in accordance with the provisions of SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage enterprises to employ the same accounting principles as operating companies.

Use of Estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

As of June 30, 2000, the Company has not generated revenues. The Company anticipates that its revenue will primarily be comprised of fees and commissions paid by participating merchants to the Company in connection with sales and other transactions to consumer and corporate members. The Company will recognize revenue on a net fee or commission basis as the related services are rendered, provided that no significant obligations remain and collection of any related receivables is probable.

Revenue earned from the sale of advertising on its web site will be recognized as the advertisement is displayed.

Revenue subject to time based contracts (such as membership arrangements) will be recognized ratably over the duration of the contract.

Customer Stock Award Program

The Company expects to incur non-cash costs with respect to awards of up to 5,000,000 shares of common stock to be issued as incentives to qualifying customers (see Note 6iii). Expense will be recognized for any stock award based on the estimated fair value of the shares issued at the time of issuance.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Advertising

Advertising and promotion costs are charged to operations during the period in which they are incurred. Since inception, these costs have been nominal.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods may be used for tax purposes. Property and equipment consists of computer equipment that will be depreciated using a three-year life for financial reporting purposes. There was no depreciation expense incurred as of June 30, 2000.

Fair Value of Financial Instruments

The estimated fair value of financial instruments reported in the financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying values of such instruments approximate their fair values at June 30, 2000.

Accounting for Stock-Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," requires entities to recognize as compensation expense over the vesting period the fair value of stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma income (loss) per share disclosures as if the fair-value-based method, defined in SFAS No. 123, had been applied. The Company has elected to adopt the disclosure-only provision of SFAS No. 123, and as described above. Since there were not any stock options outstanding as of June 30, 2000, there is no pro-forma effect on loss per share.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allocated Costs from Affiliated Parties

Certain of the Company's administrative expense and other costs were incurred by the Company's principal stockholder or entities controlled by the Company's principal stockholder. These charges are as follows:

       Operating expenses
         Contributed services - estimated value                          $20,000
         Rent - estimated value                                            1,500
         Consulting expense                                                5,837
         Office supplies                                                     300
                                                                         -------
                                                                          27,637
       Other assets - patent costs                                         1,000
                                                                         -------

                                                                         $28,637
                                                                         =======

Management believes these costs would not vary materially from charges that would have been incurred by the Company on a stand-alone basis.

Company Headquarters

The corporate headquarters is in Brookline, Massachusetts. The Company occupies as a tenant-at-will a portion of a facility that is currently under lease to the Company's principal shareholder. Future rental expense is expected to be $2,000 per month. The allocation of rental expense for the period May 1, 2000 (inception) to June 30, 2000 is $1,500.

Earnings Per Share

Basic net income (loss) per shares is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, (such as common stock options) using the treasury stock method.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Research and Development Costs

Research and development costs incurred to develop, enhance, manage, monitor and operate the Company's Web site will be expensed as incurred. Costs incurred for the development of internal use software are accounted for in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

Reciprocal Advertising Arrangements

The Company expects to enter into arrangements whereby it provides a presence on its Web site for a third party in exchange for reciprocal treatment on that party's Web site. The Company will record advertising revenue and offsetting advertising expense with respect to such arrangements at estimated fair value only when an objective basis upon which it can measure such amounts is available.

Deferred Offering Costs

The Company will initially defer any offering costs in connection with the proposed offering (see Note 6). Upon consummation of the offering, the deferred offering costs will be charged to equity. Should the offering not prove to be successful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements". This bulletin summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company does not expect the application of this bulletin to have a material impact on the Company's financial position or results of operation.

Interim Financial Information

Operating results for the period from May 1, 2000 (inception) to June 30, 2000 are not necessarily indicative of results that may be expected for any future periods.

NOTE 3 - LONG TERM LIABILITY - DUE TO STOCKHOLDER

At June 30, 2000, the Company had a promissory note payable to its principal stockholder which provides for a line of credit up to $1,000,000 with interest payable at 9% per annum. The note is due in full May 4, 2002 but may be prepaid without penalty.

NOTE 4 - PREFERRED STOCK

The Company's certificate of incorporation authorizes the board of directors to provide for the issuance from time to time of up to an aggregate of 5,000,000 shares of preferred stock in one or more classes or series, with special rights and preferences, including but not limited to dividend or liquidation preferences, voting rights and redemption rights, anti-dilution rights or conversion rights, as the board may specify. The board of directors has not authorized the issuance of any class or series of preferred stock and no shares of preferred stock are issued or outstanding.

NOTE 5 - INCOME TAXES

The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax bases of assets, liabilities, and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 5 - INCOME TAXES - Continued

The Company has not yet determined whether the expense it will incur through the customer stock award program will be deductible for Federal income tax purposes. Until such time as it obtains a favorable ruling from the Internal Revenue Service, or otherwise determines that such amounts will be deductible for income tax purposes, the Company does not intend to account for such amounts as tax deductible.

At June 30, 2000, the Company had no significant net operating loss carryforwards since substantially all of its initial operating expenses are presently expected to be capitalized for income tax purposes as start-up costs. Such start-up costs generated deferred tax assets which are fully reserved for financial reporting purposes based on the Company's initial losses.

The Company's income tax provision differs from the federal statutory rate by such rate given that the Company incurred operating losses and any related deferred tax benefits are fully reserved.

The Company files tax returns based on a calendar year end.

Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of any net operating loss and tax credit carryforwards which can be utilized in future years.

NOTE 6 - SUBSEQUENT EVENTS

      i     Stock Option Plan

            The Company adopted a stock option plan during September, 2000. The 2000 stock plan (the "Plan") will permit the issuance of options to employees, directors, and consultants. Options granted under the Plan may be incentive stock options or nonstatutory stock options, as determined by the administrator of the plan. The maximum aggregate number of shares which may be subject to option and sold under the Plan is 10,000,000 shares. The shares may be authorized by unissued, or reacquired common stock. The exercise price of options is determined by the administrator within the establish limitations of the Plan. Options currently expire no later than 10 years from the grant date and generally vest within 5 years. The Plan shall be subject to approval by shareholders of the Company within twelve months after the date the Plan is adopted.

                               SonicSave.com Corp.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                  June 30, 2000

NOTE 6 - SUBSEQUENT EVENTS - Continued

      ii    Assignment of Patent Application

            On September 6, 2000, Mr. Andre Danesh, the Company's principal stockholder, assigned to the Company as an additional capital contribution the patent application that underlies the Company's proprietary business model. As part of this assignment, if the Company ceases to engage in an Internet-related business or becomes subject to a proceeding under the Federal bankruptcy laws, ownership of the patent application (and, when issued, the patent) will revert to Mr. Danesh.

      iii   Registration of Common Stock

            The Company is in the process of completing a Form SB-2 filing for the issuance of 5,000,000 shares of common stock to be issued at no cost for promotional purposes and 10,000,000 shares of common stock to be issued at a proposed maximum offering price of $5.00 per share. The fair value of the promotional shares will be charged to operations at the time of their issuance.

================================================================================

      We have not authorized anyone to provide any information or to make any representations in connection with this offering other than the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

      This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security:

      o     except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

      The delivery of this prospectus or any accompanying sale does not imply that:

      o there have been no changes in the affairs of SonicSave.com after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.

      Until ___________ 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                15,000,000 Shares

                               SonicSave.com Corp.

                                  Common Stock

                                   PROSPECTUS

                                __________, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      SonicSave.com Corp's By-laws relating to indemnification require that SonicSave.com Corp. indemnify its directors and its executive officers to the fullest extent permitted under Delaware law; provided, that SonicSave.com Corp. may modify the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that SonicSave.com Corp. will not be required to indemnify any director or executive officer in connection with a proceeding initiated by such person, with certain exceptions. Delaware corporate law and SonicSave.com Corp.'s By-laws, as well as any indemnity agreements to which SonicSave.com Corp. may be a party, may also permit indemnification for liabilities arising under the Securities Act or the Securities Exchange Act of 1934, as amended.

      The Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SonicSave.com Corp. of expenses incurred or paid by a director or officer of SonicSave.com Corp. in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the Shares being registered hereby, SonicSave.com Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are itemized below.

      Securities and Exchange Commission filing fee ........      $ 19,800
      Transfer Agent Fees ..................................      $  5,000
      Printing and engraving expenses ......................      $ 50,000
      Accountants' fees and expenses .......................      $ 35,000
      Legal fees and expenses ..............................      $ 75,000
      Blue Sky fees and expenses ...........................      $ 25,000
      Miscellaneous ........................................      $ 25,200
                                                                  --------
      Total ................................................      $235,000
                                                                  ========

      SonicSave.com Corp. will pay all of the fees, costs and expenses set forth above. Other than the SEC filing fee, all fees and expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      From May through September, 2000 SonicSave.com Corp. issued an aggregate of 31,000,000 shares of common stock for nominal consideration to the stockholders listed in the "Principal Stockholders" table of the prospectus. The shares were issued in reliance on an exemption from registration order the Securities Act of 1933 provided by Section 4(2) of that Act.

ITEM 27. EXHIBITS.

Exhibit   Description
-------   -----------
3.1+      Certificate of Incorporation, as amended

3.2+      By-laws

4.1+      Form of Common Stock Certificate

5.1+      Opinion of Phillips Nizer Benjamin Krim & Ballon LLP

10.1+     Form of Merchants' Participation Agreement

10.2+     Loan Agreement of the Registrant to Andre Danesh

10.3+     Lease for Registrant's Facilities

10.4+     Assignment of Patent

10.5*     Patent Assignment Agreement

10.6+     Form of Stock Option Plan

23.1+     Consent of Grant Thornton LLP

23.2+     Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
          Exhibit 5.1)

24.1+     Powers of Attorney (included on signature page)

----------
+  Filed herewith.
*  To be filed by Amendment.

ITEM 28. UNDERTAKINGS.

      The undersigned small business issuer undertakes as follows:

      (a)   The small business issuer will:

            (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the Plan of distribution.

            (2) For purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, State of Massachusetts on this 22nd day of September 2000.

                                    SonicSave.com Corp.


                                    By:  /s/ Andre Danesh
                                         Andre Danesh
                                         President, Chief Executive Officer and
                                         Chairman of the Board

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Andre Danesh and William Connolly, or any of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement, any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to such Registration Statements, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of September, 2000.

               Signatures                                 Title
               ----------                                 -----


/s/ Andre Danesh
---------------------------------
Andre Danesh                             President, Chief Executive Officer and
                                         Chairman of the Board (Principal
                                         Executive Officer)

/s/ William Connolly
---------------------------------
William Connolly                         Senior Vice President and Chief
                                         Financial Officer (Principal Financial
                                         and Accounting Officer)


/s/ Ira Cohen
---------------------------------
Ira Cohen                                Director



---------------------------------
Charles W. Smith                         Director


/s/ John J. Perkins
---------------------------------
John J. Perkins                          Director